Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Wayne Rancourt Office 208-384-6073	Media Contact Lisa Tschampl Office 208-384-6552

For Immediate Release: October 29, 2020
Boise Cascade Company Announces Quarterly Dividend of $0.10 Per Share
BOISE, Idaho - Boise Cascade Company’s (Boise Cascade or the Company) (NYSE: BCC) Board of Directors has declared a quarterly dividend of $0.10 per share to holders of its common stock. The dividend will be paid on December 15, 2020 to stockholders of record on December 1, 2020.

Future dividend declarations, including amount per share, record date and payment date, will be made by the Board of Directors and will depend upon, among other things, legal capital requirements and surplus, the Company’s future operations and earnings, general financial condition, contractual restrictions and other factors as the Board of Directors may deem relevant.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.